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                                                                   EXHIBIT 10(l)

September 18, 2000


Dr. Philip G. Behrman
903 Wade Hampton
Houston, TX 77024

Dear Dr. Behrman,

On behalf of C. P. Cazalot, I want to confirm the terms of Marathon Oil Company's (Marathon's) offer of employment and your acceptance for the position of Senior Vice President, Worldwide Exploration. The terms of the starting compensation package specific to you, which include additional benefits that all Marathon executives at your level receive as a part of their respective employment packages are as follows:

..  Base compensation @ $275,000 per annum

..  Cash incentive compensation @ 80% of base compensation (pro-rated @ .25)

.. Stock option grant of 30,000 USX-MRO shares vesting 10,000 shares on the one-year anniversary of your date of employment; 10,000 shares on the two-year anniversary of your date of employment; and 10,000 shares on the three-year anniversary of your date of employment. These options shall be granted at a strike price equal to the average high and low price of USXMRO shares traded on the NYSE on your first day of employment with Marathon, which is anticipated to be no later than September 25, 2000.

..  four weeks vacation

Assuming that the above-described terms accurately reflect our correspondence, please sign this letter in duplicate in the space provided below and return one copy to me for my file.

Very truly yours,

/s/  Daniel J. Sullenbarger

Daniel J. Sullenbarger
DJS/sjt
xc: C. P. Cazalot, Jr



ACCEPTED AND AGREED TO
THIS 19th DAY OF Sept., 2000


    /s/  Philip G. Behrman
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         Philip G. Behrman